Exhibit 22

LIST OF GUARANTORS AND SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

Leidos Holdings, Inc. ("Guarantor") has fully and unconditionally guaranteed the debt securities of its subsidiary, Leidos, Inc. ("Issuer"), that were issued pursuant to transactions that were registered under the Securities Act of 1933, as amended (collectively, the “Registered Notes”). The following is a list of the Registered Notes guaranteed by Leidos Holdings, Inc.
Senior unsecured Registered Notes:
$750 million 4.375% notes, due May 2030
$1,000 million 2.300% notes, due February 2031
$500 million 5.400% notes, due March 2032
$750 million 5.750% notes, due March 2033
$500 million 5.500% notes, due March 2035
Leidos Holdings, Inc. has also fully and unconditionally guaranteed debt securities of Leidos, Inc. that were issued pursuant to transactions that were not registered under the Securities Act of 1933, as amended. The following is a list of unregistered debt securities guaranteed by Leidos Holdings, Inc.
Senior unsecured unregistered debt securities issued by Leidos, Inc.:
$250 million 7.125% notes, due July 2032
$300 million 5.500% notes, due July 2033
Additionally, Leidos, Inc. has fully and unconditionally guaranteed debt securities of Leidos Holding, Inc. that were issued pursuant to transactions that were not registered under the Securities Act of 1933, as amended. The following is a list of unregistered debt securities guaranteed by Leidos, Inc.
Senior unsecured unregistered debt securities issued by Leidos Holdings, Inc.:
$300 million 5.950% notes, due December 2040